Exhibit 10.5

ASTERA LABS, INC.

CHANGE OF CONTROL SEVERANCE POLICY

FOR PRINCIPAL EXECUTIVE OFFICERS

Effective August 9, 2023

1. Purpose. The purpose of this Astera Labs, Inc. Change of Control Severance Policy for Principal Executive Officers (the “CoC Severance Policy”) is to provide a fair framework in the event of the termination of employment of one or more key executive officers (an “Executive”) of Astera Labs, Inc. or its subsidiaries (collectively, the “Company”).

2. Covered Principal Executive Officers. This CoC Severance Policy shall be applicable to each Executive to the extent such Executive has been designated and notified in writing by the Company upon nomination by the Chief Executive Officer (the “CEO”) and approval of the Board of Directors (the “Board”) or a delegated committee of the Board of Directors (the “Committee”).

3. Administration of the CoC Severance Policy.

(a) Administrator. The CoC Severance Policy shall be administered by the Board (the “Administrator”).

(b) Powers of Administrator. The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the CoC Severance Policy. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(i) construe the CoC Severance Policy to determine all questions that shall arise as to interpretations of the CoC Severance Policy’s provisions;

(ii) determine which individuals are and are not Executives under the CoC Severance Policy, determine the benefits to which any Executives may be entitled, the eligibility requirements for participation in the CoC Severance Policy and all other matters pertaining to the CoC Severance Policy;

(iii) adopt amendments to the CoC Severance Policy which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder;

(iv) make all determinations it deems advisable for the administration of the CoC Severance Policy, including the authority and ability to delegate administrative functions to a third party;

(v) decide all disputes arising in connection with the CoC Severance Policy; and

(vi) otherwise supervise the administration of the CoC Severance Policy.

(c) All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Executives.

4. Definitions.

(a) Change of Control. For the purpose of this CoC Severance Policy, a “Change of Control” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization, statutory share exchange, consolidation, or similar transaction pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the stock of the Company to an unrelated person, entity or group thereof acting in concert, (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company or (v) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Change of Control”. A transaction shall not constitute a Change of Control if its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. Additionally, an event shall be a Change of Control only if such event also constitutes a “change in ownership” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” for purposes of Section 409A of the Code.

(b) Change of Control Period. The “Change of Control Period” shall mean the period commencing on the date that is three (3) months prior to the Effective Date and ending on the twelve (12) month anniversary of the Effective Date.

(c) Effective Date. The “Effective Date” shall be the closing date of the transaction on which a Change of Control occurs.

(d) Good Cause. “Good Cause,” as it applies to the determination of the Company to terminate the employment of an Executive, shall mean any one or more of the following: (i) Executive’s willful and material breach of Executive’s duties to the Company; (ii) Executive’s gross negligence in the performance or intentional nonperformance (continuing for 30 days after receipt of written notice of need to cure) of any of Executive’s material duties and responsibilities; (iii) Executive’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company; (iv) Executive’s indictment for, conviction of, or guilty plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company; (v) the Executive’s material breach of any agreement then in effect between the Executive and the Company; or (vi) the Executive’s material failure to comply with the Company’s written policies or rules, which materially and adversely affects the operations or reputation of the Company.

(e) Good Reason. The Executive may terminate employment at any time for any reason, including but not limited to, Good Reason. For purposes of this CoC Severance Policy, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”): (i) Executive is demoted by means of a material reduction in authority, responsibilities, or duties or Executive is required to render Executive’s primary employment services from a Company location that is more than 50 miles from the Company location from which Executive provides employment services to the Company at the time Executive becomes an Executive other than as has been previously contemplated by the Company and Executive; (ii) Executive’s annual base salary for a fiscal year is reduced to a level that is less than 90% of the base salary paid to Executive during the prior fiscal year; or (iii) Executive’s Targeted Bonus is reduced to a level that is less than ninety percent (90%) of the Targeted Bonus for Executive during the prior fiscal year.

(f) Good Reason Process. The “Good Reason Process” consists of the following steps: (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and (v) the Executive terminates employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(g) Initial Public Offering. “Initial Public Offering” means (i) the consummation of the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale by the Company of its equity securities or (ii) the direct listing or direct placement of the Company’s equity securities in a publicly traded exchange, in either case, as a result of or following which the Stock will be publicly held.

(h) Targeted Bonus. “Targeted Bonus” shall mean, for each fiscal year of the Company, either (i) a bonus program in which Executive shall be entitled to participate, which provides Executive with a reasonable opportunity, based on the past compensation practices of the Company and Executive’s then base salary, to maintain or increase Executive’s total compensation compared to the previous fiscal year or (ii) a targeted bonus based on such factors as the Administrator may determine.

5. Termination; Rights on Termination. Executive’s employment under this CoC Severance Policy may be terminated in any one of the followings ways:

(a) Death of Executive. The employment of Executive shall terminate during the Change of Control Period immediately upon Executive’s death. In the event Executive’s employment is terminated as a result of Executive’s death, Executive shall have no right under this CoC Severance Policy to any severance compensation.

(b) Disability of Executive. If, during the Change of Control Period, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from Executive’s full-time duties hereunder for six (6) consecutive months, then thirty (30) days after giving written notice to Executive (which notice may occur before or after the end of such six (6) month period, but which shall not be effective earlier than the last day of such six (6) month period), the Company may terminate Executive’s employment provided Executive is unable to resume Executive’s full-time duties at the conclusion of such notice period. In the event Executive’s employment is terminated as a result of Executive’s disability, Executive shall have no right under this CoC Severance Policy to any severance compensation.

(c) Termination by the Company for Good Cause. The Company may terminate Executive’s employment during the Change of Control Period upon ten (10) days prior written notice to Executive for Good Cause. In the event of a termination by the Company for Good Cause, Executive shall have no right under this CoC Severance Policy to any severance compensation.

(d) Termination by the Company Without Good Cause or by Executive with Good Reason. The Company may terminate Executive’s employment without Good Cause during the Change of Control Period. Executive may terminate Executive’s employment with Good Reason during the Change of Control Period in accordance with the Good Reason Process. In the event Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to Executive any earned but unpaid salary, unpaid expense reimbursements in accordance with Company policy, accrued but unused vacation or leave entitlement, and any vested benefits Executive may have under any employee benefit plan of the Company in accordance with the terms and conditions of such employee benefit plan (collectively, the “Accrued Benefits”), within the time required by law but in no event more than sixty (60) days after the date of termination. Should the Company terminate Executive’s employment without Good Cause during the Change of Control Period or should Executive terminate Executive’s employment with Good Reason during the Change of Control Period in accordance with the Good Reason Process, subject to Section 7 below, the Company shall pay to Executive, in addition to the Accrued Benefits, (i) a lump-sum payment equal to six (6) months of Executive’s base salary in effect on the termination date, (ii) a lump-sum payment equal to fifty percent (50%) of Executive’s Targeted Bonus, and (iii) a lump-sum payment equal to Executive’s Targeted Bonus, pro-rated for the number of months employed during the fiscal year prior to the termination date, in each case (i) – (iii) for the fiscal year during which termination occurs (the “Severance”). The Severance shall be paid out within sixty (60) days of termination, subject to applicable taxes and withholdings; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid in the second calendar year by the last day of such 60-day period. Further, if during the Change of Control Period the Company terminates Executive’s employment without Good Cause or Executive terminates Executive’s employment with Good Reason, subject to the Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) provider a monthly payment equal to the total premium contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the six month anniversary of the date of termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under; provided, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall make a taxable monthly payment to the Executive in lieu of directly paying the COBRA provider, as applicable, for six (6) months following the Participant’s employment termination, which such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; provided, further that the Company may provide for such lump sum payment in the Administrator’s discretion. If Executive is not employed in the United States, the health coverage benefit in the preceding sentence will be a regional equivalent to COBRA determined by the Company in its sole discretion.

(e) Resignation by Executive Without Good Reason. Executive may without Good Reason terminate Executive’s own employment during the Change of Control Period, effective thirty (30) days after written notice is provided to the Company or such earlier time as any such resignation may be accepted by the Company. If Executive resigns or otherwise terminates Executive’s employment without Good Reason, Executive shall receive no severance compensation under this CoC Severance Policy.

(f) Effect on Equity Incentives. To the extent that the parties to a Change of Control do not provide for the assumption, continuation or substitution of the Company’s equity incentives, upon the Executive’s continued employment to the Company through immediately prior to the Effective Date, all equity incentives with time-based vesting conditions that are not vested and/or exercisable immediately prior to the effective time of the Change of Control shall become fully vested and exercisable as of the effective time of the Change of Control. Notwithstanding the foregoing, in the event Executive is terminated during the Change of Control Period by the Company without Good Cause or by Executive with Good Reason, (i) fifty percent (50%) of all then unvested equity incentives as of the Executive’s date of termination, if Executive has been continuously employed by the Company for fewer than twenty-four (24) months on the date of termination, or (ii) one hundred percent (100%) of all unvested equity incentives as of the Executive’s date of termination, if Executive has been continuously employed by the Company for twenty-four (24) months or greater on the date of termination, held by Executive shall vest as of the Acceleration Date. “Acceleration Date’ shall mean the later of (A) the Executive’s date of termination, (B) the Release Effective Date, or (C) the consummation of the Change of Control. In addition, any vested stock options (including those vested as a result of this paragraph 4(f)) held by Executive shall be exercisable for ninety (90) days after the termination of Executive’s employment, but not beyond their original term. This paragraph 4(f) shall not apply to market-based equity incentives that vest based on the achievement of certain goals, including, without limitation, a specified share price or level of total stockholder return compared with a predetermined stock index over a performance period, which amount that will vest will be calculated as if the measurement period ended on the date of termination.

6. Certain Reduction of Payment by the Company.

(a) Potential Section 280G Reductions Following an Initial Public Offering. Notwithstanding anything in this CoC Severance Policy to the contrary, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this CoC Severance Policy or otherwise (a “Payment”)) would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on Executive (the “Net After-Tax Amount”), that Executive would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. This Section 6(a) and Section 6(b), below, shall only apply in the event of a Change of Control following an Initial Public Offering.

(b) Determinations. Subject to the provisions of this paragraph 5(b), all determinations required to be made under this paragraph 5, including the Net After-Tax Amount, the Reduction Amount, and the Payment that is to be reduced pursuant to paragraph 5(a), and the assumptions to be utilized in arriving at such determinations, shall be made by the Company’s independent registered public accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm’s decision as to which Payments are to be reduced shall be made (i) only from Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (ii) first, only from Payments that are required to be made in cash; (iii) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A of the Code, until those payments have been reduced to zero; and (iv) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A of the Code or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

(c) Potential Section 280G Reductions Prior to an Initial Public Offering. Notwithstanding anything in this CoC Severance Policy to the contrary, in the event that a Payment would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, then the Payments shall be reduced by an amount so no such Payments would result in “excess parachute payments.” The determination as to which Payments are to be reduced shall be made (i) only from Payments that the Company determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (ii) first, only from Payments that are required to be made in cash; (iii) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A of the Code, until those payments have been reduced to zero; and (iv) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A of the Code or other applicable law. This Section 6(c) shall only apply in the event of a Change of Control prior to an Initial Public Offering.

7. Release of Claims. The Company’s obligations under Section 5 are contingent upon Executive’s executing (and not revoking during any applicable revocation period) a valid, enforceable, full and unconditional release of all claims Executive may have against the Company (whether known or unknown) as of the date of termination in such form as provided by the Company no later than sixty (60) days after the date of termination. If the foregoing release is executed and delivered and no longer subject to revocation within 60 days after the date of termination, then the following shall apply:

(a) To the extent any payments due to Executive under Section 5 are not “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, then such payments shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”), provided, that, if the period within which the Executive must execute the release straddles two calendar years, all payments shall commence in the second calendar year. The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this CoC Severance Policy had such payments commenced after the date of Employment Termination, and any payments to be made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced after the date of termination.

(b) To the extent any payments due to Executive under Section 5 above are “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the sixtieth (60th) day following the date of termination. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this CoC Severance Policy had such payments commenced after the date of termination, and any payments to be made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the date of termination.

8. Other Requirements. The Company’s obligations under Section 5 are further contingent upon:

(a) Resignation from Directorships. Executive’s written voluntary resignation, concurrent with or prior to the execution and delivery to the Company of the release of claims referenced in Section 6 above, from all directorships held by Executive at the Company and its subsidiaries and affiliates.

(b) Compliance with Existing Agreements. Executive continuing to comply the terms of any confidentiality, proprietary information and inventions agreement and any other agreement between the Executive and the Company under which the Participant has a material duty or obligation to the Company.

9. Section 409A. Notwithstanding any provisions in this CoC Severance Policy to the contrary, if at the time of the termination the Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable as a result of such termination is necessary to avoid the additional tax under Section 409A, the Company will defer the payment or commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following the termination. Any monthly payment amounts deferred will be accumulated and paid to Executive (without interest) six months after the date of termination in a lump sum, and the balance of payments due to Executive will be paid as otherwise provided in this CoC Severance Policy. Each payment described in this CoC Severance Policy is designated as a “separate payment” for purposes of Section 409A and, subject to the six-month delay, if applicable, and Section 6, the first monthly payment shall commence on the payroll date as in effect on termination following the termination. For purposes of this CoC Severance Policy, a termination of employment means a separation from service as defined in Section 409A. No reimbursement payable to Executive pursuant to any provisions of this CoC Severance Policy or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. This CoC Severance Policy will be interpreted, administered, and operated in accordance with Section 409A or an applicable exemption thereof, although nothing herein will be construed as an entitlement to or guarantee of any particular tax treatment to Executive.

10. Tax Withholding. All payments made by the Company (including any successor) under this CoC Severance Policy shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.

11. Term. This CoC Severance Policy will be effective as of August 9, 2023. The Board or Committee, as the case may be, will review the CoC Severance Policy and resolve to continue with, modify, or terminate the CoC Severance Policy. If the Board or the Committee fails to take action regarding the CoC Severance Policy, the CoC Severance Policy will remain in effect in accordance with its then-current terms until such time as the Board or Committee takes action.

12. Governing Law and Venue. This CoC Severance Policy shall be construed and enforced pursuant to the laws of the State of California. Any disputes arising out of or relating to this CoC Severance Policy shall be brought in the state or federal courts located in Santa Clara County, California.

13. Notice. Notices and all other communications contemplated by this CoC Severance Policy shall be in writing and shall be deemed to have been duly given upon (i) personal delivery, (ii) three (3) days after mailing if sent by certified mail, postage prepaid, (iii) one (1) day after having been sent by either commercial overnight courier with verification of receipt; or (iv) electronic transmission (i.e., email) upon confirmation of receipt. In the case of Executive, mailed notices shall be addressed to him or her or them at the home address which he or she or they most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

13. Clawback Policy. Payments or benefits under the CoC Severance Policy shall be subject to the Company’s clawback or compensation recovery policy, as in effect from time to time.

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